                                                                                                                                      File No. 70-9967

As filed with the Securities and Exchange Commission on June 6, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM U-1 APPLICATION-DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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DOMINION RESOURCES, INC.
120 Tredegar Street
Richmond, VA 23219

(a registered holding company and
the parent of the other parties)
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DOMINION ENERGY, INC.
DOMINION RESERVES, INC.
DOMINION OHIO ES, INC.
DOMINION RESOURCES SERVICES, INC.
DOMINION ALLIANCE HOLDING, INC.
ELWOOD II HOLDINGS, LLC
ELWOOD III HOLDINGS, LLC
KINCAID GENERATION, LLC
DT SERVICES, INC.
DOMINION METERING SERVICES, INC.
DOMINION ENERGY TECHNOLOGIES, INC.
CONSOLIDATED NATURAL GAS COMPANY
CNG INTERNATIONAL CORPORATION
DOMINION IROQUOIS, INC.
CNG PIPELINE COMPANY
CNG POWER SERVICES CORPORATION
DOMINION EXPLORATION & PRODUCTION, INC.
DOMINION PRODUCTS AND SERVICES, INC.
DOMINION RETAIL, INC.
DOMINION FIELD SERVICES, INC.
DOMINION TRANSMISSION, INC.
THE EAST OHIO GAS COMPANY
HOPE GAS, INC.

THE PEOPLES NATURAL GAS COMPANY
CNG MAIN PASS GAS GATHERING CORPORATION
CNG OIL GATHERING CORPORATION
DOMINION OKLAHOMA TEXAS EXPLORATION & PRODUCTION, INC.
DOMINION GREENBRIER, INC.
DOMINION NATURAL GAS STORAGE, INC.
DOMINION TECHNICAL SOLUTIONS, INC.
DOMINION TELECOM, INC.
VIRGINIA POWER NUCLEAR SERVICES, INC.
VIRGINIA POWER ENERGY MARKETING, INC.
VIRGINIA POWER SERVICES ENERGY CORP., INC.
CNG COAL COMPANY
DOMINION MEMBER SERVICES, INC.
TIOGA PROPERTIES, LLC
DOMINION COVE POINT, INC.

James F. Stutts
Vice President and General Counsel
Dominion Resources, Inc.
120 Tredegar Street
Richmond, VA 23219

(Name and address of agent for service)

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The Commission is also requested to send copies
of any communication in connection with this matter to:

Sharon L. Burr, Esq.
Senior Counsel
Dominion Resources Services, Inc.
120 Tredegar Street
Richmond, VA 23219

John D. McLanahan, Esq.
Troutman Sanders
600 Peachtree Street, NE
Suite 5200
Atlanta, GA 30308-2216

1. Prior Orders.

By order dated January 3, 2003 (Holding Co. Act Release No. 27634) ("Prior Order") in this proceeding, Dominion Resources, Inc. ("DRI"), a registered holding company under the Public Utility Holding Company Act of 1935 (the "Act"), and Consolidated Natural Gas Company ("CNG"), a registered holding company under the Act, both located in Richmond, Virginia, were authorized to form, operate and fund a new system money pool arrangement ("DRI Money Pool"). Certain Subsidiaries (as defined under the Prior Order) were authorized to participate in the DRI Money Pool. The Commission reserved jurisdiction over the participation of any new subsidiary in the DRI Money Pool.

2. Action Requested.

DRI, CNG, the Subsidiaries and the Additional Subsidiaries (as defined below) (the "Applicants") now request that the Commission release jurisdiction reserved under the Prior Order in order to permit certain non-utility indirect and direct subsidiaries of DRI ("Additional Subsidiaries") to be Account B Participants (as defined in the Prior Order) to the DRI Money Pool. The Additional Subsidiaries include:

Name of Additional Subsidiary	Type of Company
Dominion Telecom, Inc.	ETC
Dominion Technical Solutions, Inc.	Rule 58
Virginia Power Nuclear Services, Inc	Nuclear management and operations services
Virginia Power Energy Marketing, Inc.	Fuel management and energy marketing
Virginia Power Services Energy Corp., Inc.	Fuel management
CNG Coal Company	Special purpose entity - held coal properties
Dominion Member Services, Inc.	ETC
Tioga Properties, LLC	Rule 58
Dominion Cove Point, Inc.	Rule 58
Dominion Energy Technologies, Inc.	Rule 58

No other changes to the terms, conditions or limitations of the Prior Order are sought herein.

3. Procedure

The Applicants respectfully request that the Commission issue a supplemental order in this proceeding as soon as practicable. The Applicants submit that the Commission can issue such supplemental order without providing public notice and an opportunity for comment. Money Pool borrowings by the Additional Subsidiaries are generally exempt transactions under Rule 52 promulgated under the Act. Under these circumstances, no purpose would be served by affording the public an additional opportunity to file comments or request a hearing.

4. Rule 53 and 54 Analysis.

DRI currently meets all of the conditions of Rule 53(a), except for clause (1). At March 31, 2003, DRI's "aggregate investment", as defined in Rule 53(a)(1), in "exempt wholesale generators" ("EWGs") and "foreign utility companies" ("FUCOs"), was approximately $3,970.6 million (of which approximately $3,962.3 million was in EWGs). With respect to Rule 53 (a) (1), however, the Commission has determined that DRI's financing of its investment in EWGs and FUCOs in an amount not to exceed 100% of its "average consolidated retained earnings" plus $4.5 billion would not have either of the adverse effects set forth in Rule 53 (c).1 At March 31, 2003, DRI's "average consolidated retained earnings" were $1,459.9 million.

In addition, DRI and its subsidiaries are in compliance and will continue to comply with the other provisions of Rule 53 (a) and (b), as demonstrated by the following determinations:

(i) The DRI System maintains books and records, and prepares financial statements, in accordance with Rule 53 (a) (2). Furthermore, DRI has undertaken to provide the Commission access to such books and records and financial statements as it may request;

(ii) No more than 2% of the employees of DRI's domestic public utility companies render services at any one time, to its EWGs or FUCOs;

(iii) DRI has submitted (a) a copy of each Form U-1 and Rule 24 certificate that has been filed with the Commission under Rule 53 and (b) a copy of Item 9 of the Form U5S and Exhibits G and H thereof to each state regulator having jurisdiction over the retail rates of DRI's public utility subsidiaries;

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1 See Dominion Resources, Inc. Holding Company Act Release No. 35-27485, dated December 28, 2001 (the "Rule 53 (c) Order"). DRI continues to assert that its investment in EWGs and FUCOs will not adversely affect the DRI System.

(iv) Neither DRI nor any subsidiary has been the subject of a bankruptcy or similar proceeding (unless a plan of reorganization has been confirmed in such proceeding);

(v) DRI's "average consolidated retained earnings" for the four most recent quarterly periods have not decreased by 10% or more from the average for the previous four quarterly periods; and

(vi) In the previous fiscal year, DRI did not report operating losses attributable to its investment in EWGs/FUCOs exceeding 3% of DRI's consolidated retained earnings.

The proposed transactions, considered in conjunction with the effect of the capitalization and earnings of DRI's EWGs and FUCOs, would not have a material adverse effect on the financial integrity of the DRI System, or an adverse impact on DRI's public-utility subsidiaries, their customers, or the ability of State commissions to protect such public-utility customers. The Rule 53 (c) Order was predicated, in part, upon an assessment of DRI's overall financial condition which took into account, among other factors, DRI's consolidated capitalization ratio and its retained earnings, both of which have improved since the date of the order. In the aggregate DRI's EWG and FUCO investments have been profitable for the period March 31, 2000 through March 31, 2003. DRI's EWG and FUCO investments also were profitable, in the aggregate, for the period from December 31, 2001 through March 31, 2003. As of September 30, 2001, the most recent period for which financial statement information was evaluated in the Rule 53 (c) Order, DRI's consolidated capitalization consisted of 33.4% common equity, 6.4% preferred stock and 60.2% debt (including long and short-term debt and preferred stock). As of March 31, 2003, the consolidated capitalization ratios of DRI, with consolidated debt including all short-term debt and non-recourse debt of its EWGs and FUCOs, were as follows:

As of March 31, 2003
%
Common shareholders' equity	37
Preferred stock	6
Long-term and short-term debt	57

DRI's consolidated retained earnings increased from $1,199 million as of March 31, 2000 to $1,869 million as of March 31, 2003 and grew from $922 million as of December 31, 2001 to $1,869 million as of March 31, 2003. DRI's EWGs and FUCOs have made a positive contribution to earnings by contributing approximately $1,935.4 million in revenues from March 31, 2000 through March 31, 2003, and net income of $463.5 million for the same period. DRI's EWG and FUCO contributions to revenues and net earnings from December 31, 2001 to March 31, 2003 were $1,028.7 million and $179.5 million, respectively. Accordingly, since the date of the Rule 53(c) Order, the capitalization and earnings attributable to DRI's investments in EWGs and FUCOs has not had an adverse impact on DRI's financial integrity.

Pursuant to the Public Utility Holding Company Act of 1935, each of the undersigned companies has caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINION RESOURCES, INC.

/s/ James F. Stutts By: James F. Stutts Vice President and General Counsel

Date: June 6, 2003

DOMINION ENERGY, INC.
DOMINION RESERVES, INC.
DOMINION OHIO ES, INC.
DOMINION RESOURCES SERVICES, INC.
DOMINION ALLIANCE HOLDING, INC.
ELWOOD II HOLDINGS, LLC
ELWOOD III HOLDINGS, LLC
KINCAID GENERATION, LLC
DT SERVICES, INC.
DOMINION METERING SERVICES, INC.
DOMINION ENERGY TECHNOLOGIES, INC.
CONSOLIDATED NATURAL GAS COMPANY
CNG COAL COMPANY
CNG INTERNATIONAL CORPORATION
DOMINION IROQUOIS, INC.
CNG PIPELINE COMPANY
CNG POWER SERVICES CORPORATION
DOMINION EXPLORATION & PRODUCTION,
INC.
DOMINION PRODUCTS AND SERVICES, INC.
DOMINION RETAIL, INC.
DOMINION FIELD SERVICES, INC.
DOMINION MEMBER SERVICES, INC.
DOMINION TRANSMISSION, INC.
THE EAST OHIO GAS COMPANY
HOPE GAS, INC.
THE PEOPLES NATURAL GAS COMPANY
CNG MAIN PASS GAS GATHERING CORPORATION
CNG OIL GATHERING CORPORATION
DOMINION OKLAHOMA TEXAS

EXPLORATION & PRODUCTION, INC.
DOMINION GREENBRIER, INC.
DOMINION NATURAL GAS STORAGE, INC.
DOMINION TECHNICAL SOLUTIONS, INC.
DOMINION TELECOM, INC.
VIRGINIA POWER NUCLEAR SERVICES, INC.
VIRGINIA POWER ENERGY MARKETING, INC.
VIRGINIA POWER SERVICES ENERGY CORP., INC.
TIOGA PROPERTIES, LLC
DOMINION COVE POINT, INC.

/s/ James F. Stutts By: James F. Stutts Their Attorney

Dated June 6, 2003